Exhibit 99.1

Guidance Software Announces Second Quarter 2007 Financial Results

•	Total Revenue of $18.5 million
•	5th Consecutive Quarter of Record Revenue; Up 44% YOY and 50% YTD
•	Operating Expenses Moderating

PASADENA, California, August 14, 2007 – Guidance Software, Inc. (NASDAQ:GUID), The World Leader in Digital Investigations™, today announced record revenue results for its second quarter ended June 30, 2007.

John Colbert, Chief Executive Officer of Guidance Software stated, “We are pleased with the results of our second quarter, which was highlighted by our fifth consecutive quarter of record revenue. We continue to execute on our business plans and strategies, including the launch last month of our next generation software release of eDiscovery Suite 2.1.”

Total revenue in the second quarter of fiscal 2007 was a record $18.5 million, an increase of $5.7 million, or 44%, from the second quarter of 2006. Product revenue in the second quarter of fiscal 2007 was $10.3 million, up 48% year-over-year. Services and maintenance revenue in the second quarter of fiscal 2007 was $8.2 million, up 39% year-over-year. Deferred revenue as of June 30, 2007 was $23.0 million, compared to $16 million as of June 30, 2006, a 48% increase.

For the second quarter of fiscal 2007, GAAP net loss for the quarter was $1.0 million, or $.04 per share, compared to $1.1 million, or $0.6 per share for the same period of the prior year. Excluding share-based compensation, non-GAAP net income increased $1.1 million to $0.1 million, or $0.01 per diluted share, from a loss of $1.0 million, or $0.05 per diluted share, in the same period of the prior year. Share-based compensation in the second quarter of fiscal 2007 was $1.1 million, up $0.9 million year-over-year.

“In addition to our revenue performance, we are pleased that our non-GAAP net income increased in the second quarter. In addition, as a result of our continued efforts to build leverage in our business model we were able to attain profitability on a non-GAAP basis for the first time as a public company,” commented Frank Sansone, Chief Financial Officer of Guidance Software.

Conference Call Information:

The Company will host a conference call today at 2:00 p.m. pacific time, 5:00 p.m. eastern time to discuss its quarterly results. Participants should call (800) 811-8824 (North America) or (913) 981-4903 (International). Attendees should dial in at least 10 minutes prior to the conference call.

A webcast and replay of the call may also be found on the Internet through Guidance Software’s Investor Relations web site at http://investors.guidancesoftware.com. A replay of the call will be available by calling (719) 457-0820, passcode 7601964, available from 8:00 p.m. eastern time, August 14, through midnight August 20.

Forward Looking Statements:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security and eDiscovery technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that the company could fail to retain key employees; that changes in customer requirements and other general economic and political uncertainties could impact the company’s relationship with its customers; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Guidance Software’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

About Guidance Software:

Guidance Software is recognized worldwide as the industry leader in digital investigative solutions. Its EnCase® platform provides the foundation for government, corporate and law enforcement organizations to conduct thorough and effective computer investigations of any kind, such as intellectual property theft, incident response, compliance auditing and responding to eDiscovery requests — all while maintaining the forensic integrity of the data. There are more than 20,000 licensed users of the technology, and thousands of investigators and corporate security personnel attend Guidance Software’s forensic methodology training annually. Validated by numerous courts worldwide, EnCase software is also frequently honored with top security awards and recognition from eWEEK, SC Magazine and Network Computing, as well as the Socha-Gelbmann survey.

Source: Guidance Software

Guidance Software

Investors:

Bill Powell

Director of Investor Relations

(626) 229-9191 Ext. 133

investorrelations@guidancesoftware.com

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